Exhibit 10.1

1807 Ross Avenue, Suite 400
Dallas, Texas 75201
October 16, 2008
Infinity Energy Resources, Inc.
633 Seventeenth Street, Suite 1800
Denver, Colorado 80202
     Re:      Third Forbearance Agreement
Ladies and Gentlemen:
     This letter (this “Agreement”) sets forth the third forbearance agreement among Infinity Energy Resources, Inc. (“Borrower”), a Delaware corporation; Infinity Oil and Gas of Texas, Inc., a Delaware corporation, and Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation (collectively “Guarantors”); and Amegy Bank National Association (“Lender”). Borrower, Guarantors, and Lender previously entered into a Forbearance Agreement (the “First Forbearance Agreement”) dated August 31, 2007, and a Second Forbearance Agreement (the “Second Forbearance Agreement”) dated March 26, 2008. Capitalized terms below have the meanings assigned in the Loan Agreement dated January 9, 2007, among Borrower, Guarantors, and Lender, as amended (the “Loan Agreement”).
     1. Forbearance. (a) Lender, Borrower, and Guarantors agree to a forbearance period commencing as of June 1, 2008, and continuing through May 31, 2009, unless extended as set forth in Subsection (b) below or unless terminated earlier by Lender due to a Default, as defined below (the “Forbearance Period”). During the Forbearance Period, but subject to a Default, Lender will forebear from exercising any remedies under the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, and the other Loan Documents. Borrower and Guarantors agree that all statutes of limitation with respect to enforcement of the Revolving Note, the Guaranties, and the Security Documents will be tolled during the Forbearance Period and for ninety (90) days thereafter.
          (b) The Forbearance Period shall be extended until June 15, 2009, if Borrower has satisfied the following conditions as of May 31, 2009:
               (i) The sum of the principal amount outstanding on the Revolving Loan, plus the aggregate undrawn amount on the Nicaragua Letters of Credit (as defined below), is $5,000,000.00 or less; and
               (ii) There is no existing Default.

Infinity Energy Resources, Inc.
October 16, 2008

     2. Extension of Revolving Loan. The “Termination Date” as defined in the Loan Agreement is hereby extended until 11:00 a.m. (Dallas, Texas time) on May 31, 2009. Borrower agrees to sign and deliver a First Amendment of the Revolving Note to reflect this extension.
     3. Events of Default. Borrower and Guarantors acknowledge that the following Events of Default have occurred and remain outstanding (the “Existing Defaults”):
          (a) The Existing Defaults set forth in the First Forbearance Agreement and the Second Forbearance Agreement;
          (b) Borrower and Guarantors breached the financial covenants set forth in Subsection (a) — (h) of Section 8 of the Loan Agreement for the periods ended March 31 and June 30, 2008; and
          (c) Borrower and Guarantors breached the covenants set forth in Subsections (g), (i), and (m) of Section 7 of the Loan Agreement for the periods ended March 31 and June 30, 2008; provided, however, that the breach of Subsection (i) of Section 7 of the Loan Agreement was solely attributable to involuntary mineral lien claims made under Chapter 56 of the Texas Property Code or similar applicable law.
     4. Temporary Waiver. Borrower and Guarantors have requested that Lender temporarily waive the Existing Defaults and additional defaults under the provisions covered by the Existing Defaults, excluding, however, the following (the “Excluded Defaults”): (i) except as contemplated under this Agreement, any additional defaults under the additional debt prohibitions in Subsection (h) of Section 7 of the Loan Agreement, and (ii) any additional defaults under the use of Free Operating Cash Flow prohibitions in Subsection (h) of Section 8 of the Loan Agreement. Lender hereby waives the Existing Defaults through the Forbearance Period only. This is a temporary and limited waiver, and Lender reserves the right to require strict compliance with all covenants under the Loan Agreement, including the covenants violated as set forth above, in the future. This waiver does not modify, supplement, or alter any of the terms of the Loan Agreement or any other Loan Document. Further, this waiver shall not be construed as a commitment by Lender to waive any future violation of the same or any other term or condition of the Loan Agreement or any of the Loan Documents. Neither the negotiation or execution of this Agreement will be an election of any right or remedy available to Lender; and, except as specifically limited or postponed herein, Lender reserves all rights and remedies.
     5. Borrowing Base and Deficiency. (a) The Borrowing Base has not been redetermined since the Second Forbearance Agreement and remains at $3,806,000.00, until reset by Lender in connection with the next redetermination of the Borrowing Base. Lender agrees that it will not redetermine the Borrowing Base during the Forbearance Period.
          (b) As of September 3, 2008, the Borrowing Base results in a Borrowing Base deficiency in the amount of $6,104,493.64 (the “Deficiency”). On or before the end of the Forbearance Period, Borrower and Guarantors agree to cure the Deficiency by selling assets, refinancing of the Revolving Loan, or raising capital on terms acceptable to Lender.

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October 16, 2008

     6. Nicaragua Concessions. (a) On or before December 31, 2008, or such later date as agreed by Lender in writing, Borrower shall have received all governmental authorizations necessary for the validation and ratification of the concessions (“Governmental Approval”) in the Tyra and Perlas Blocks, offshore Nicaragua, as awarded to Borrower by the Republic of Nicaragua in 2003, as hereafter amended and modified (the “Nicaragua Concessions”), and affected by Sentencia No. 92, Expediente No 591-06, rendered by the Supreme Court of Justice of the Republic of Nicaragua, Constitutional Hall, dated May 2, 2006.
          (b) So long as the Deficiency remains uncured or there is any outstanding Event of Default, Borrower and Guarantors agree that:
               (i) They shall not sell, assign, transfer, or otherwise dispose of all or any interest in the Nicaragua Concessions, without the prior written consent of Lender, except for (1) the sale of hydrocarbons in the ordinary course of business, (2) the sale or transfer of equipment or inventory in the ordinary course of business or that is no longer necessary for the business of Borrower or that is obsolete or replaced by equipment of at least comparable value and use, (3) the assignment or transfer required under Section 10.02 of Borrower’s insurance policies issued by the Overseas Private Investment Corporation (“OPIC”) related to the Nicaragua Concessions (the “OPIC Policies”), after payment of compensation for a claim made by Borrower under the OPIC Policies, and (4) in connection with capital raising transactions, the conveyance of one or more overriding royalty interests in the Nicaragua Concessions in an aggregate net revenue amount not to exceed four percent (4.0%), in exchange for cash equity contributions or Subordinate Loans (as defined below) to Borrower in an amount not less than $100,000.00 for each two-tenths of one percent (0.2%) of royalty conveyed; and
               (ii) They shall not mortgage, assign, hypothecate, pledge, or encumber, and not create, incur, or assume any lien or security interest on or in, the Nicaragua Concessions (or any interest in the Nicaragua Concessions), without the prior written consent of Lender, except for any security interest in favor of Lender and the Permitted Encumbrances.
     7. Nicaragua Letters of Credit. Lender agrees, upon the request of Borrower, to issue one or more Letters of Credit in an aggregate amount not to exceed $850,000.00, in favor of the Direccion General de Hidrocarburos, Insituto Nicaraguense de Energia, for the account of Borrower and as security for Borrower’s obligations with respect to the Nicaragua Concessions (the “Nicaragua Letters of Credit”). Any fundings under the Nicaragua Letters of Credit will be treated as an advance on the Revolving Loan and will be secured by the Security Documents. The Nicaragua Letters of Credit shall be on terms reasonably acceptable to Lender and shall be for a term of up to one year and, if necessary, to renew automatically unless Lender gives prior written notice. Borrower will sign and deliver Lender’s customary forms for the issuance of Letters of Credit. Lender agrees to take any and all reasonable actions in relation to the Nicaragua Letters of Credit as may be reasonably requested, and comply with the terms and conditions reasonably set forth, by the Nicaraguan government. Borrower agrees to pay to Lender a Letter of Credit fee on the Nicaragua Letters of Credit equal to three and one-quarter percent (3.25%) per annum, calculated on the aggregated stated amount of the Nicaragua Letters

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October 16, 2008

of Credit for the stated duration thereof (computed on the basis of actual days elapsed as if each year consisted of 360 days), and due on or before the Deferral Date (as defined below).
     8. Stock Options. On or before October 31, 2008, Borrower shall cause Stanton E. Ross and Dan Hutchins to exercise existing stock options granted at the most-recent annual meeting of Borrower for shares in Borrower (the “Stock Options”) at a cash price of not less than 38¢ per share and for an aggregate cash equity contribution received by Borrower of not less than $200,000.00. The net proceeds from the Stock Options may be used by Borrower for general and administrative expenses in excess of the monthly limit set forth in Section 15 below or for development of the Nicaragua Concessions.
     9. Subordinate Loans. On or before October 31, 2008, Borrower shall receive one or more subordinate loans in an aggregate amount not less than $1,500,000.00, which shall be subordinated in writing to the Loans and Hedge Liabilities on terms acceptable to Lender (the “Subordinate Loans”). Lender will allow the Subordinate Loans to be secured by the Security Documents on a fully-subordinated basis, pursuant to loan documents or amendments reasonably acceptable to Lender. The proceeds from the Subordinate Loans will be held in an escrow account at Lender until such time as Borrower shall have received the Governmental Approval, and thereafter, the proceeds from the Subordinate Loans may be used by Borrower for general and administrative expenses in excess of the monthly limit set forth in Section 15 below or for development of the Nicaragua Concessions; provided, however, that if the Governmental Approval is not obtained, all escrowed proceeds from the Subordinate Loans shall be promptly returned to the Subordinate Creditor.
     10. Cash Flow. Borrower agrees that it will use its commercially reasonable best efforts to cause the contribution of cash to Borrower to the extent necessary so that Borrower’s consolidated cash flow is a minimum of break even, after payment of interest expense on the Revolving Loan, to prevent any additional accounts payable from becoming past due, and to prevent any mineral liens under Chapter 56 of the Texas Property Code or similar applicable law from being filed against the Properties.
     11. Lockbox. Borrower and Guarantors agree that the following provisions regarding production proceeds attributable to their oil and gas properties continue to apply:
          (a) Borrower and Guarantors will direct all production proceeds attributable to their oil and gas properties to be paid to a lockbox account to be set up and maintained with Lender for the purpose of collection of production proceeds (the “Lockbox Account”).
          (b) All production proceeds received in the Lockbox Account by Lender with respect to production, severance, ad valorem, or other taxes on production proceeds (excluding income taxes) or that are attributable to another person’s or entities’ royalty or other interest in the oil and gas properties shall be released immediately to Borrower upon Borrower’s request and verification of those amounts. Borrower and Guarantors shall provide evidence of the timely payment of production, severance, ad valorem, or other taxes on production proceeds (excluding income taxes) and of the royalty and overriding royalty owners; provided, however,

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that no royalties and overriding royalty interests owned by Borrower, Guarantors, or any affiliates of Borrower or Guarantors within the meaning of Securities and Exchange Commission Rule 144, shall be paid from the Lockbox Account proceeds.
          (c) Borrower will provide Lender with a proposed budget of recurring operating expenses, non-recurring operating expenses, general and administrative expenses, and any capital expenditures for the oil and gas properties expected to be paid during the Forbearance Period and supporting documentation for those expenses and expenditures.
          (d) At Borrower’s request, production proceeds in the Lockbox Account may be used to pay operating expenses, general and administrative expenses (subject to the limits in Section 15 below), and capital expenditures, all as approved by Lender (which approval shall not be unreasonably withheld, delayed, or denied). Borrower and Guarantors shall not pay in any month operating expenses, general and administrative expenses, or capital expenditures exceeding the aggregate budgeted expenses for each such category for that month, unless Lender has approved such payments. Borrower shall, not later than two (2) business days prior to the date on which Borrower proposes to pay such operating expenses, general and administrative expenses, or capital expenditures and as a condition precedent to requesting such approval, deliver to Lender in usual and customary form reasonably acceptable to Lender reasonable detail of all expenses and expenditures proposed to be paid in respect of such month. Any excess production proceeds in the Lockbox Account may be used only for such other purposes as approved by Lender, in its discretion.
          (e) All production proceeds remaining in the Lockbox Account after payment of the taxes and royalties as provided above and the operating expenses and discretionary amounts as provided above will be applied by Lender on the last day of each month to the Revolving Note and collection costs as set forth in Section 3.2 of the Deed of Trust. If the production proceeds received in the Lockbox during any month are not sufficient to make the scheduled monthly payment on the Revolving Loan, Borrower will pay Lender the deficiency within ten (10) days of notice from Lender of such shortfall.
     12. Escrow Account. Under the Second Forbearance Agreement, Infinity Oil and Gas of Texas, Inc. (“IOGTx”), Forest Oil Corporation (“Forest”), a New York corporation, Lender, and Amegy Bank National Association, as escrow agent, entered into the Escrow Agreement (the “Escrow Agreement”) dated December 27, 2007. The purpose for which the Escrow Agreement was set up has been completed. Borrower and Guarantors shall cause Forest and IOGTx to terminate the Escrow Agreement in writing. Upon termination of the Escrow Agreement, one-half of all sums in the Escrow Account covered by the Escrow Agreement shall be transferred by Lender into the Lockbox Account and shall thereafter be held and used solely for the payment of monthly interest payments on the Revolving Loan and any other fees due under the Loan Agreement or this Agreement (other than fees due on the Deferral Date) and one-half of all sums in the Escrow Account shall be applied by Lender to the reduction of the principal balance of the Revolving Note.

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October 16, 2008

     13. Sale of Oil and Gas Properties. In order to cure the Deficiency, Borrower and Guarantors agree to take the following actions:
          (a) Borrower and Infinity Oil & Gas of Wyoming, Inc. (“IOGWy”) shall proceed with the sale and marketing of the interest retained in the oil and gas properties of IOGWy (the “Rockies Properties”). Borrower and Guarantors shall devote their substantial efforts, time, talents, and expertise to the sale and marketing of the Rockies Properties and the Texas Properties, will take all lawful actions as will result in the prompt payment of the Deficiency, and will thereafter accept any commercially reasonable offer to buy the Rockies Properties, or any of them; provided no oil and gas property or leasehold interest which is mortgaged to Lender shall be sold except on terms and price acceptable to Lender and with the prior written approval of Lender. Borrower and Guarantors shall use their best efforts to (i) promptly open a data room on the properties to be sold, (ii) to promptly obtain firm proposals for the sale of the properties, (iii) to execute a definitive agreement or agreements, subject to stockholder approval if required, for the sale of properties with proceeds sufficient to repay the Deficiency, and (iv) seek stockholder approval, if required, and consummate the sale of the properties as soon as practicable thereafter, but in no event later than the end of the Forbearance Period. Borrower further agrees to deliver marketing packages on the Rockies Properties to not less than ten (10) prospective buyers on or before December 15, 2008.
          (b) After Borrower obtains the Governmental Approval, upon the written directive of Lender, to be exercised in Lender’s sole discretion, Borrower and Guarantors shall proceed with the sale and marketing of interests in the Texas oil and gas properties of IOGTx (the “Texas Properties”). If elected by Lender, Borrower and Guarantors shall devote their substantial efforts, time, talents, and expertise to the sale and marketing of the Texas Properties, will take all lawful actions as will result in the prompt payment of the Deficiency, and will thereafter accept any commercially reasonable offer to buy the Texas Properties, or any of them; provided no oil and gas property or leasehold interest which is mortgaged to Lender shall be sold except on terms and price acceptable to Lender and with the prior written approval of Lender. Upon Lender’s election to proceed with the sale of the Texas Properties, or any of them, Borrower and Guarantors shall thereafter use their best efforts to (i) promptly open a data room on the properties to be sold, (ii) to promptly obtain firm proposals for the sale of the properties, (iii) to execute a definitive agreement or agreements, subject to stockholder approval if required, for the sale of properties with proceeds sufficient to repay the Deficiency, and (iv) seek stockholder approval, if required, and consummate the sale of the properties as soon as practicable thereafter, but in no event later than the end of the Forbearance Period.
          (c) Borrower and Guarantors shall promptly provide Lender with a copy of the agreement or engagement letter with any oil and gas broker or consultant retained to assist with sales under this Section; and thereafter Borrower and Guarantors shall provide a monthly report on the first (1st) day of each month, to be prepared by the oil and gas broker or consultant engaged by Borrower and Guarantors to facilitate the sale of the oil and gas properties and leasehold interests, that includes any and all information pertaining to property bids, the current status of any bids or sale discussions, and all marketing efforts employed to sell the Rockies Properties and, when applicable, the Texas Properties. Notwithstanding any provision to the

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contrary, at least two business days prior to the date on which Borrower proposes to pay such, Borrower shall deliver to Lender in usual and customary form reasonably acceptable to Lender, reasonable detail of all broker fees and other transaction costs related to the sale of the properties proposed to be paid from proceeds in the Lockbox Accounts, and thereafter Borrower may pay such fees and costs as are approved by Lender (which approval shall not be unreasonably withheld, delayed, or denied).
          (d) No sale of any of the Rockies Properties and the Texas Properties, or any of them, will be permitted to an affiliate of Borrower or Guarantors, unless Lender consents in writing.
          (e) Except as set forth below, Borrower and Guarantors will direct all of the net sale proceeds from the sale of any of the Rockies Properties and the Texas Properties to be paid to Lender to be applied to the Revolving Note and collection costs in such order as determined by Lender and shall take all lawful actions to ensure that the proceeds of any such sales are contemporaneously with the closing thereof applied to the Revolving Note and collection costs as herein provided. Lender hereby agrees that, so long as there is no Default at the time of the sale of the Rockies Properties, Borrower and IOGWy may retain ten percent (10%) of the net sale proceeds from the sale and use those net sale proceeds solely for working capital and development of the Nicaragua Concessions; and if Borrower receives the full amount of the Subordinate Loans required by Section 9 above, then Borrower and IOGWy may retain twenty percent (20%) of the net sale proceeds from the sale and use those net sale proceeds solely for working capital and development of the Nicaragua Concessions.
     14. Lease Operating Expense. Borrower and IOGTx shall not permit the lease operating expense on the Texas properties of IOGTx to exceed an average of $2,500 per well per month.
     15. General and Administrative Expense. Notwithstanding the provisions of Subsection (f) of Section 8 of the Loan Agreement, Borrower and Guarantors shall not permit cash general and administrative expenses on a consolidated basis to exceed $75,000.00 per month during term of this Agreement; provided, however, that (i) the net proceeds from the Stock Options under Section 8 above and the proceeds from the Subordinate Loans under Section 9 above may be used by Borrower for general and administrative expenses in excess of this monthly limit, (ii) reasonable costs and expenses incurred by Borrower in connection with the Subordinate Loans shall not be subject to this limit, and (iii) unpaid general and administrative expenses in excess of this monthly limit may be accrued and paid only after the Revolving Note and all other obligations under this Agreement and the Loan Agreement are paid in full, and all outstanding Letters of Credit, including the Nicaragua Letters of Credit, are terminated or cash secured to Lender’s satisfaction.
     16. Use of Proceeds. Notwithstanding any term of this Agreement or the Loan Agreement to the contrary, Borrower and Guarantors shall not use any proceeds from the Lockbox Account, any proceeds from any capital contribution, including under the Stock Options, any proceeds of the Subordinate Loans, or any net sale proceeds from the sale of any of

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the Rockies Properties or the Texas Properties for the purpose of acquiring any oil and gas properties or leases or drilling any well, without the prior written consent of Lender.
     17. Hedge Transactions. Notwithstanding the terms of Section 4 of the Loan Agreement, Borrower and Guarantors agree that during the Forbearance Period and so long thereafter as any Event of Default remains outstanding and uncured, Borrower and Guarantors shall not enter into any Hedge Transaction without the prior written consent of Lender. If Lender consents to any additional Hedge Transactions, those Hedge Transactions must comply with the terms of Section 4 of the Loan Agreement.
     18. Audit and Inspections. (a) Borrower and Guarantors agree that Lender and its auditors or accountants may, during the term of this Agreement, conduct an audit at Borrower’s and Guarantors’ offices and examine, audit, and make and take away copies or reproductions of Borrower’s and Guarantors’ books and records reasonably required by Lender, relating to (i) the sources and uses of all funds advanced by Lender under the Revolving Note, and (ii) the sources and uses of all production proceeds attributable to Borrower’s and Guarantors’ oil and gas properties. Lender will provide Borrower and Guarantors with five (5) business days written notice of its intention to commence the audit. Borrower and Guarantors agree to cooperate with Lender and comply with all reasonable requests in connection with the audit, and Borrower and Guarantors hereby consent to the review and use by Lender’s auditors of Borrower’s third-party audit of the books and records of Borrower, Guarantors, and any other subsidiaries, including the supporting documentation and work papers of such independent auditors.
     19. Reporting Requirements. Until the Revolving Note, the Hedge Liabilities, and all other obligations and liabilities of Borrower under the Revolving Note and the other loan documents are fully paid and satisfied, Borrower and Guarantors will furnish to Lender the following in Proper Form:
          (a) Within ten (10) days of the end of each month, a report showing Borrower’s consolidated actual cash flow for the month and for the period from the beginning of the fiscal year through the end of the month and consolidated projected cash flow for the next six months.
          (b) Within ten (10) days of the end of each month, a pro-forma working capital balance for Borrower and Guarantors as of the end of the prior month.
          (c) Within ten (10) days of the end of each month, an accounts payable listing and aging, along with copies of all additional liens or claims made by any account creditors.
          (d) As received and available, Borrower and Guarantors shall promptly provide to Lender all information related in any way to their ability to raise additional capital.
          (e) As received and available, Borrower and Guarantors shall promptly provide to Lender copies of any agreement or engagement letter with an oil and gas broker or consultant, all written purchase bids, purchase agreements, and farm-in proposals related in any

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way to the prospective sale of any of the Rockies Properties and the Texas Properties and shall promptly inform Lender of any unwritten offers or bids.
          (f) As received and available, Borrower and Guarantors shall promptly provide to Lender copies of any term sheets or financing proposals received that would result in the Deficiency being cured or a refinance of the entire outstanding amount owed on the Revolving Note and Hedge Liabilities.
          (g) Notwithstanding the provisions of Subsection (h) of Section 9 of the Loan Agreement, within fifty (50) days of the end of each month, a production report, on a lease-by-lease or unit basis, showing the gross proceeds from the sale of oil, gas, and associated hydrocarbons produced from the Properties, the quantity of oil, gas, and associated hydrocarbons sold, the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, settlements of any Hedge Transactions, the cash lease operating expenses, including non-recurring cash operating expenses, intangible drilling costs, and capital expenditures, general and administrative expenses, the number of wells operated, drilled, or abandoned, the name, address, telephone number, and contact of the first purchaser of production for all of the Properties, and such other information as Lender may reasonably request;
          (h) As received and available, copies of the daily farmout activity reports from Forest, including any additional information received from Forest related to the Farmout and Acquisition Agreement (the “Farmout Agreement”) dated December 26, 2007, between IOGTx, as farmor, and Forest, as farmee; and
          (i) such other information respecting the condition and the operations, financial or otherwise, of Borrower, Guarantors, and the Properties as Lender may from time to time reasonably request.
     20. Additional Collateral. Borrower and Guarantors agree to mortgage all oil and gas properties and leasehold interests (excluding the Nicaragua Concessions) owned by Borrower or Guarantors and not previously mortgaged to Lender as additional security for the Notes. Within thirty (30) days of the date of this Agreement, Borrower and IOGTx agree to provide evidence to Lender documenting their efforts to obtain a waiver of the prohibition against liens from the lessors on the Murray lease, Erath County, Texas.
     21. Interest. Borrower and Lender hereby agree that during the Forbearance Period (including the Forbearance Period under the First Forbearance Agreement and the Second Forbearance Agreement), the entire unpaid principal balance owed on the Revolving Note shall accrue interest at the sum of the Stated Rate, plus the Applicable Margin as set forth in the Revolving Note; provided, however, that Lender reserves the right to impose the default rate of Stated Rate, plus six percent (6.0%) (the “Default Rate”), as set forth in the Revolving Note, at any time after the termination of the Forbearance Period, in the event that an Event of Default remains uncured and outstanding. Further, in lieu of the additional interest accrued and unpaid under this Agreement, Borrower shall pay the Forbearance/Waiver Fee set forth below.

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     22. Forbearance Fee. (a) In consideration of the forbearance by Lender under this Agreement and the waiver of the Existing Defaults and for other valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower agrees to pay to Lender a Forbearance/Waiver Fee calculated as follows, and due on or before the earlier of the following (the “Deferral Date”): (i) the termination of the Forbearance Period, (ii) the cure of the Deficiency, or (iii) the refinance of the Revolving Note by another lender:
               (i) Forbearance/Waiver Fee under the First Forbearance Agreement in the amount of $553,666.67; plus
               (ii) Forbearance/Waiver Fee under the Second Forbearance Agreement in the amount of $723,666.33; plus
               (iii) Until Borrower has received Governmental Approval, a Forbearance/Waiver Fee shall be due for each month from June 2008 through the end of the Forbearance Period, inclusive, calculated as one percent (1.0%) of the average daily outstanding principal balance on the Revolving Note for the month as of the last day of each of those months (or as of the Deferral Date if such occurs during any month).
               (iv) After Borrower has received Governmental Approval, a Forbearance/Waiver Fee shall be due for each month through the end of the Forbearance Period, calculated as three-quarters of one percent (0.75%) of the average daily outstanding principal balance on the Revolving Note for the month as of the last day of each of those months (or as of the Deferral Date if such occurs during any month).
Except as set forth below, the Forbearance/Waiver Fees and all other fees are non-refundable and earned by Lender upon execution of this Agreement.
          (b) If on or before January 31, 2009, the Revolving Note, the Hedge Liabilities, and all other obligations under this Agreement and the Loan Agreement are paid in full, and all outstanding Letters of Credit, including the Nicaragua Letters of Credit, are terminated or cash secured to Lender’s satisfaction, then Lender hereby agrees to waive all of the Forbearance/Waiver Fees accrued, but unpaid, under subsection (a) above. If on or before January 31, 2009, the outstanding principal balance owed on the Revolving Note has been paid down, then Lender hereby agrees to waive a pro-rata portion of the Forbearance/Waiver Fees accrued, but unpaid, under subsection (a) above, equal to the percentage of the current principal balance of $9,910,493.64 owed on the Revolving Note that has been paid as of that date.
          (c) Borrower may make a written proposal to Lender regarding the payment of the Forbearance/Waiver Fees due under this Section by (i) delivery of unrestricted, marketable stock in Borrower to Lender or its nominee, or (ii) assignment of an overriding royalty interest in the Nicaragua Concessions to Lender or its nominee. The proposal will be subject to Lender’s credit approval and must be upon terms and pricing acceptable to Lender, in its sole discretion. Lender does not yet have credit approval for payment of the Forbearance/Waiver Fees by delivery of stock or assignment of royalty.

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     23. Other Fees. Borrower acknowledges the following additional fee owed to Lender that is due on or before the Deferral Date: a hedge termination fee in the amount of $56,085.00, due pursuant to the Second Forbearance Agreement in connection with the termination of Hedge Transactions.
     24. Conditions Precedent. The obligation of Lender to enter into this Agreement and to forbear with respect to the Existing Defaults is subject to Borrower’s satisfaction, in Lender’s sole discretion, of the following conditions precedent:
          (a) Except for the Deficiency and the Existing Defaults, all representations and warranties set forth in Section 6 of the Loan Agreement must be true as of the date of this Agreement, except for Subsection (d) of Section 6, which is qualified by the lawsuits set forth in Schedule A attached, and Subsection (i) of Section 6, which is no longer applicable.
          (b) the negotiation, execution, and delivery of Loan Documents in Proper Form, including, but not limited to, the following:
(i) this Agreement;
(ii) First Amendment to Revolving Note; and
(iii) Borrower and Guarantors Resolutions.
          (c) other than as contemplated in this Agreement, there shall not have occurred a material adverse change in the business, assets, liabilities (actual and contingent), operations, or financial condition of Borrower or in the facts and information regarding such entities as represented to date.
          (d) Lender’s receipt and satisfactory review of a 180-day operating/cash flow forecast for Borrower and Guarantors.
          (e) Lender’s receipt and satisfactory review of a proposed budget from Borrower of recurring operating expenses, non-recurring operating expenses, general and administrative expenses, and any capital expenditures for the oil and gas properties expected to be paid during the Forbearance Period and supporting documentation for those expenses and expenditures.
     25. Default and Remedies. (a) As used in this Agreement, “Default” means (i) any breach by Borrower or Guarantors of their obligations under this Agreement, (ii) any misrepresentation by Borrower or Guarantors of the representations or warranties set forth in this Agreement, (iii) any default by IOGTx under the Farmout Agreement that results in Forest declaring an event of default and giving notice of its intent to exercise its remedies under the Farmout Agreement, or (iv) any further Event of Default under the Loan Agreement, other than the existing Borrowing Base deficiency or any additional defaults under the provisions covered by the Existing Defaults, excluding the Excluded Defaults.

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          (b) Upon a Default, Lender may terminate the Forbearance Period and exercise any and all rights and remedies available to it, including, without limitation, those under the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, the Loan Documents, this Agreement, and any other instrument or agreement relating hereto, or any one or more of them. All rights and remedies of Lender shall be cumulative and concurrent and, after a Default, may be pursued separately, successively, or together as often as occasion therefore shall arise, at the sole discretion of the Lender.
     26. Other Representations. Borrower and Guarantors hereby represent to Lender as follows:
          (a) The execution, delivery, and performance of this Agreement by Borrower and Guarantors have been duly authorized by Borrower’s and Guarantors’ respective boards of directors and this Agreement constitutes their legal, valid, and binding obligations, enforceable in accordance with their respective terms; and
          (b) Except as set forth on Schedule A hereto, there are no actions, suits, or proceedings pending or threatened against or affecting Borrower, Guarantors, or the Properties, before any court or governmental department, commission, or board, which, if determined adversely, would have a material adverse effect on any of the Properties or the operations or financial condition of any of Borrower or Guarantors.
     27. Confirmations. (a) Borrower and Guarantors agree that the following amounts are due and outstanding with respect to the Revolving Note as of September 3, 2008:

Principal	$9,910,493.64
Interest	$96,902.60

Total	$10,007,396.24
Borrower and Guarantors agree that there is no set off or defense to payment of the Revolving Note or the Hedge Liabilities.
          (b) As security for the Notes, Borrower and Guarantors previously executed the Security Documents, including the Security Agreement (as defined in the Second Forbearance Agreement). Borrower and Guarantors ratify and confirm the Security Documents, acknowledge that they are valid, subsisting, and binding, and agree that the Security Documents secure payment of the Notes (including the Revolving Note) and the Loans (including the Revolving Loan).
          (c) In connection with the Revolving Note, Guarantors executed the Guaranties. Guarantors ratify and confirm the Guaranties, acknowledge that the Guaranties are valid, subsisting, and binding upon Guarantors, and agree that the Guaranties guarantee payment of the Revolving Note. Guarantors agree that there is no defense to payment under the Guaranties.

Infinity Energy Resources, Inc.
October 16, 2008

          (d) Borrower and Guarantors hereby represent to Lender that all representations and warranties set forth in Section 6 of the Loan Agreement are true and correct as of the date of execution of this Agreement, except for Subsection (d) of Section 6, which is qualified by the lawsuits set forth in Schedule A attached, and Subsection (i) of Section 6, which is no longer applicable; and that, except for the Existing Defaults, Borrower and Guarantors are in compliance as of the date of execution of this Agreement with all covenants set forth in Section 7 of the Loan Agreement, all financial covenants set forth in Section 8 of the Loan Agreement, and all reporting requirements set forth in Section 9 of the Loan Agreement.
     28. Validity and Defaults. The Loan Agreement remains in full force and effect. Borrower and Guarantors acknowledge that the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, and the other Loan Documents are valid, subsisting, and binding upon Borrower and Guarantors; no uncured breaches or defaults exist under the Loan Agreement, except for the Existing Defaults; and except as contemplated by this Agreement, no other event has occurred or circumstance exists which, with the passing of time or giving of notice, will constitute a default or breach under the Loan Agreement. Borrower and Guarantors ratify the Loan Agreement.
     29. Release. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Guarantors hereby RELEASE AND FOREVER DISCHARGE Lender and its officers, directors, employees, agents, representatives, attorneys, subsidiaries, and affiliates (collectively “Released Parties”), from any and all claims, counterclaims, demands, damages, debts, suits, obligations, liabilities, offsets, rights, actions, and causes of action of any nature whatsoever (collectively “Claims”), caused by, because of, as a result of, arising from, or related in any way to the Loan Agreement, the Revolving Note, the Security Documents, the Loan Documents, this Agreement, any other transaction between Lender and Borrower, or any act, omission, communication, transaction, occurrence, representation, promise, breach, violation of any statute or law, or any other matter whatsoever or thing done, omitted, or suffered by any of the Released Parties in connection with the Loan Agreement, the Revolving Note, the Security Documents, the Loan Documents, this Agreement, any other transaction between Lender and Borrower, whether those Claims are now or hereafter accrued or possessed, whether known or unknown, direct or indirect, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, at law or in equity, and now or hereafter asserted, including, without limitation, claims for contribution or indemnity, claims of control, duress, mistake, tortuous interference, usury, negligence, or violations of the Texas Consumer Protection and Deceptive Trade Practices Act; provided, however, that any acts of willful misconduct or fraud by the Releases Parties shall not be released or discharged.
     30. Advice from Counsel. Borrower and Guarantors understand that this Agreement is legally binding and represent to Lender that each has obtained independent legal counsel from the attorney of their choice regarding the meaning and legal significance of this Agreement. The parties agree that no provision of this Agreement shall be interpreted or construed against a party because that party prepared the provision, it being agreed that all parties have participated in the drafting of this Agreement and have had legal counsel of their choice.

Infinity Energy Resources, Inc.
October 16, 2008

     31. Governing Law and Venue. THIS AGREEMENT, THE LOAN AGREEMENT, THE REVOLVING NOTE, AND ALL LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL BE PERFORMED IN DALLAS COUNTY, TEXAS. BORROWER, GUARANTORS, AND LENDER IRREVOCABLY AGREE THAT VENUE FOR ANY ACTION OR CLAIM RELATED TO THIS AGREEMENT, THE LOAN AGREEMENT, THE REVOLVING NOTE, OR ANY LOAN DOCUMENTS SHALL BE IN DALLAS COUNTY, TEXAS.
     32. Savings Clause. Regardless of any provision contained in the Loan Agreement, the Revolving Note, the Security Documents, the other Loan Documents, or this Agreement, it is the express intent of the parties that at no time shall Borrower or Guarantors pay interest in excess of the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on the Revolving Note, any amount in excess of the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), and, in the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balance of the Revolving Note, and, if the principal balance of the Revolving Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether the interest paid or payable exceeds the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), Borrower and Lender shall, to the maximum extent permitted under applicable law, spread the total amount of interest throughout the entire contemplated term of the Revolving Note so that the interest rate is uniform throughout the term.
     33. Fax Provision. This Agreement and the related Loan Documents may be executed in counterparts, and Lender is authorized to attach the signature pages from the counterparts to copies for Lender and Borrower. At Lender’s option, this Agreement and the related Loan Documents may also be executed by Borrower and Guarantors in remote locations with signature pages faxed to Lender. Borrower and Guarantors agree that the faxed signatures are binding upon Borrower and Guarantors, and Borrower and Guarantors further agree to promptly deliver the original signatures for this Agreement and the related Loan Documents by overnight mail or expedited delivery. It will be an Event of Default if Borrower or Guarantors fail to promptly deliver all required original signatures.
     34. Captions. Captions are for convenience only and should not be used in interpreting this Agreement.
     35. Final Agreement. (a) In connection with the Loans, Borrower, Guarantors, and Lender have executed and delivered this Agreement, the Loan Agreement, and the Loan Documents (collectively the “Written Loan Agreement”).
          (b) It is the intention of Borrower, Guarantors, and Lender that this paragraph be incorporated by reference into each of the Loan Documents. Borrower, Guarantors, and Lender each warrant and represent that their entire agreement with respect to the Loans is

Infinity Energy Resources, Inc.
October 16, 2008

contained within the Written Loan Agreement, and that no agreements or promises have been made by, or exist by or among, Borrower, Guarantors, and Lender that are not reflected in the Written Loan Agreement.
          (c) THE LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
     If the foregoing correctly sets forth your understanding of our agreement, please sign and return one copy of this letter. Notwithstanding any provision to the contrary, this Agreement shall only be effective if Borrower and Guarantors sign and return to Lender by 3 p.m., Houston, Texas time, on October 17, 2008.

Yours very truly, Amegy Bank National Association
By:
A. Stephen Kennedy,
Senior Vice President/ Manager — Energy Group

Accepted and agreed to
this ____ day of October, 2008:

BORROWER:

Infinity Energy Resources, Inc.

By:
Stanton E. Ross, President
and Chief Executive Officer

GUARANTORS:

Infinity Oil and Gas of Texas, Inc.

By:
Stanton E. Ross, President

Infinity Energy Resources, Inc.
October 16, 2008

Infinity Oil & Gas of Wyoming, Inc.

By:

Stanton E. Ross, President
Exhibits and Schedules:
Schedule A — Lawsuits

SCHEDULE A
Lawsuits
     Southwest Aviation Specialist, LLC filed an action in the District Court in and for the County of Tulsa, State of Oklahoma, number CS200708783, on October 31, 2007, against Infinity Oil and Stan Ross.